EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-210673) on Form S-3 of Terra Tech Corp. of our report dated March 29, 2016, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Terra Tech Corp. for the years ended December 31, 2015 and December 31, 2014.

/s/ Tarvaran, Askelson & Company, LLP

Dana Point, California

June 27, 2017